EXHIBIT 99.1

                   SAFE HARBOR UNDER THE PRIVATE SECURITIES
                        LITIGATION REFORM ACT OF 1995

      The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. HLM Design desires to take advantage of the "safe harbor" provisions of the Act. Certain information, particularly information regarding future economic performance, finances and management's plans and objectives, contained in this report is forward-looking. In some cases information regarding certain important factors that could cause actual results to differ materially from any such forward-looking statement appear together with such statement. Also, the following factors, in addition to other possible factors not listed, could affect the Company's actual results and cause such results to differ materially from those expressed in forward-looking statements:

INNOVATIVE STRATEGY

      HLM Design's operating and growth strategies are predicated upon its ability to achieve significant consolidation of AEP Firm operations and to generate profits from those firms. The process of identifying suitable candidates for entering into Management and Services Agreements and proposing, negotiating and implementing economically feasible affiliations with AEP Firms is lengthy and complex. Such strategies require intense management direction in a dynamic marketplace that is increasingly subject to cost containment and other competitive pressures. There can be no assurance that these strategies will be successful or that modifications to the Company's strategies will not be required.

MANAGEMENT AND SERVICES AGREEMENTS WITH ONLY THREE FIRMS

      HLM Design's revenues are derived solely from its contractual relationships with the Managed Firms (for whom, as indicated below, HLM Design will also provide required financing). Currently, HLM Design has Management and Services Agreements with three firms, only one (HLMI) of which had active operations at January 30, 1998. All three of these firms are related to each other and to HLM Design, by common principal stockholders, Joseph M. Harris and Vernon B. Brannon. There can be no assurance that HLM Design will be able to successfully enter into Management and Services Agreements with additional firms.

UNCERTAINTIES CONCERNING ABILITY TO RECEIVE PAYMENTS FROM MANAGED FIRMS

      HLM Design earns, for services provided to the Managed Firms, 99% of the net income of the Managed Firms as determined in accordance with generally accepted accounting principles. However, for cash management purposes, HLM
Design is to receive 99% of the positive cash flows of the Managed Firms (calculated for any period as the change in the cash balances from the beginning of the period to the end of the period). HLM Design's ability actually to receive payments
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in respect thereof during the period will be subject to the cash requirements of the Managed Firms for the period. For the year ended May 1, 1998, HLM Design earned aggregate management fees under Management and Services Agreements with Managed Firms of $1,441,305. As of May 1, 1998, $450 in management fees had actually been paid by the Managed Firms to HLM Design and $1,440,855 was carried by HLM Design as an account receivable. Such receivable is to be paid with future positive cash flows. To the extent, however, the cash requirements of the Managed Firms continue to exceed 1% of positive cash flows, HLM Design will be unable to receive payments against such receivable and such payments will continue to be delayed. HLM Design's ability to pay dividends on the Common
Stock will depend on the ability of HLM Design to collect such receivables.

DEPENDENCE ON KEY PERSONNEL AND LIMITED MANAGEMENT AND PERSONNEL RESOURCES

      The Company's success depends to a significant degree upon the continued contributions of its management team (particularly its senior management) and professional personnel. The loss of the services of one or more of these key employees could have a material adverse effect on the Company. The Company carries key employee insurance on each of Joseph M. Harris and Vernon B. Brannon and has employment and/or noncompetition agreements with Messrs. Harris and Brannon as well as with several members of its senior professional staff, but does not have such agreements with all of its key personnel. There can be no assurance that a court would enforce the noncompetition agreements as currently in effect. A court might, for example, narrow the geographical or client restrictions contained in such agreement, lessen the length of the agreements or, in some cases, refuse to enforce any provisions thereof. If courts refuse to enforce the noncompetition agreements of HLM Design or the Managed Firms, such refusals could have a material adverse effect on HLM Design.

      In addition, as the Company expands it may need to hire additional personnel and will likely be dependent on the senior professional staff of any firm with which HLM Design enters into a Management and Services Agreement. The market for qualified employees in the industry and in the regions in which the Company operates is competitive and may subject the Company to increased labor costs in periods of low unemployment. The loss of the services of key employees or the inability to attract additional qualified professional staff could have a material adverse effect on the Company. In addition, the lack of qualified professional staff or employees of the Company's potential candidates for Management and Services Agreements may limit the Company's ability to consummate future agreements. See "Business--Growth Strategy," "Business--Competition," "Directors and Executive Officers of the Registrant" and "Executive Compensation--Employment Agreements."

DEPENDENCE ON MANAGED FIRMS

      HLM Design's revenues depend on fees and revenues generated by various AEP Firms managed by HLM Design. Any material loss of revenue by such firms, whether as a result of the loss of professionals or otherwise, could have a material adverse effect on HLM Design. HLM Design is not engaged in the practice of architecture, engineering or planning and, as a result, does not

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control (i) the practice of architecture, engineering or planning by professionals or (ii) the compliance with certain regulatory requirements directly applicable to the Managed Firms.

RISKS INHERENT IN PROVISION OF SERVICES

      The Managed Firms and certain employees of the Managed Firms are involved in the delivery of services to the public and, therefore, are exposed to the risk of professional liability claims. Claims of this nature, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Insurance against losses related to claims of this type can be expensive and varies widely from state to state. Although HLM Design is indemnified under its Management and Services Agreements for claims against the Managed Firms and their employees, HLM Design maintains liability insurance for itself and negotiates liability insurance for its Managed Firms and the professionals employed by its Managed Firms. Successful malpractice claims asserted against the Managed Firms, their employees or HLM Design could have an adverse effect on the Company's profitability.

COMPETITION

      The business of providing architectural, engineering and planning related services is highly competitive. The Company's competition includes many other firms, including large national firms as well as regional or small local firms. Several companies that have established operating histories and significantly greater resources than the Company provide some of the services provided by the Managed Firms. In addition, there are other companies with substantial resources that may in the future decide to engage in activities similar to those in which the Company engages. See "Business-- Competition."

UNCERTAINTIES CONCERNING ADDITIONAL FINANCINGS AND COMPANY'S ABILITY TO OBTAIN NEW LINE OF CREDIT

      HLM Design's operating and growth strategies require substantial capital resources, particularly since HLM Design, as the management company, will be responsible for the financing of working capital growth, capital growth and other cash needs of the Managed Firms. See "Business--HLM Design Operations--Management and Services Agreements." These requirements will result in HLM Design incurring long-term and short-term indebtedness and may result in the public or private issuance, from time to time, of additional debt or equity securities, including the issuance of such securities in connection with the execution of Management and Services Agreements. There can be no assurance that any such financing will be obtainable on terms acceptable to HLM Design. As further discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," HLM Design has already incurred borrowings under its existing revolving line of credit equal to the full amount of its borrowing capacity thereunder. Furthermore, such line of credit, as extended, matures as of August 31, 1998, unless it is renewed by the lender. Although HLM Design has received both verbal and written indications of the willingness of the lender to renew and increase HLM Design's line of credit following a successful completion of the Offering, the lender has not entered into any
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commitment to do so. If HLM Design is unable to obtain a new revolving line of credit, its ability to implement its growth strategy will be adversely affected.

GOVERNMENT REGULATION

      The architectural and engineering industries are regulated at the state level. The Company believes its operations are in material compliance with applicable law. Nevertheless, because of the unique structure of the relationships between HLM Design and its Managed Firms, many aspects of these relationships have not been the subject of prior regulatory interpretation. The Company has not discussed its structure with or received approvals from any regulatory authorities, and is unaware of its business being reviewed by any such regulatory authorities. There can be no assurance that a review of the Company's business by applicable regulatory authorities will not result in determinations that may adversely affect the operations of the Company or prevent its continued operation. There also can be no assurance that the regulatory environment will not change so as to restrict the Company's existing operations or limit the expansion of the Company's business. Expansion of the operations of the Company to certain jurisdictions could require structural and organizational modifications of HLM Design's relationships with its Managed Firms. Consequently, if the Company is unable or unwilling to undertake such modifications, it may be limited in its ability to expand into certain jurisdictions. As of the date hereof, the Company has not determined which jurisdictions would require structural or organizational modifications of HLM Design's relationships with the Managed Firms. Although the Company believes its operations are in material compliance with existing applicable law, there can be no assurance that the Company's existing Management and Services Agreements could not be successfully challenged as, for example, constituting the unlicensed practice of architecture, or that the enforceability of the provisions thereof, including non-disclosure agreements therein, will not be limited.
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